Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference, in this Registration Statement of Commonwealth Bankshares, Inc. on Form S-8 (No. 333-144106) of our report dated June 26, 2009, relating to the statements of net assets available for benefits of Bank of the Commonwealth 401(k) Profit Sharing Plan as of December 31, 2008 and 2007, and the related statement of changes in net assets available for benefits for the year ended December 31, 2008, included within the 2008 Form 11-K for Bank of the Commonwealth 401(k) Profit Sharing Plan to be filed on or about June 29, 2009.

/s/ Goodman & Company, LLP

Norfolk, Virginia

June 26, 2009